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                                                                    Exhibit 11.1


                            The CIVISTA Corporation
                       Computation of Earnings Per Share

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
                                                           For the Years Ended
                                                              September 30,
                                               -----------------------------------------------
                                                   1994             1993              1992
                                               -----------      ------------      ------------
Computation of primary earnings
   per share:

Weighted average number of
   common shares outstanding                     3,492,996        3,478,330        3,463,116

Add common stock equivalents
   for shares issuable under
   stock option plan (1)                           170,866          116,388           66,524
                                             -------------     ------------     ------------

   Weighted average number
   of shares outstanding adjusted
   for common stock equivalents                  3,663,862        3,594,718        3,529,640
                                             =============     ============     ============

Net earnings                                 $  11,048,402       13,072,362        9,556,638
                                             =============     ============     ============

Primary earnings per share                   $        3.02             3.64             2.71
                                             =============     ============     ============

     (1)  Additional shares issuable were derived under the treasury stock method using average market price during the period.
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